AGREEMENT

OF

COLLABORATION

This Agreement of Collaboration (this "Agreement"), is made as of April 27, 2006, by and among Telaris, Inc., a California corporation (the "Company") Quintessence Photonics Corporation, a Delaware corporation ("QPC");

WHEREAS, the Company has been awarded a contract to develop a first generation system for coherent locking of diode laser arrays to achieve high power, diffraction limited performance, and a copy of the DARPA contract (with certain confidential business data redacted), including Attachment 1, the Statement of Work submitted to DARPA by the Company, is attached hereto as Exhibit A (as may be amended or supplemented from time to time, the "DARPA Contract"); and

WHEREAS, the system to be developed under the DARPA Contract consists of a laser array component, an optical component consisting of devices in front of the laser array to assist in focusing the array and collecting light for the electronic control components, and the electronic control components (the "System"), and QPC has expertise in creating laser arrays, and Company wishes to contract with QPC to provide the laser array component of the System, and QPC wishes to provide its services in the creation of an appropriate laser array, as a Subcontractor pursuant to the terms of Section H-10(a) of the DARPA Contract; and

WHEREAS, the Company and QPC wish to set forth the terms of their agreement to collaborate in order to allow the Company to commence the funded work;

NOW, THEREFORE, the Company and QPC, in consideration of the premises and mutual agreements set forth herein, hereby agree as follows:

1. Statement of Work. The Company will engage QPC and QPC will work as a cost plus fixed fee subcontractor to the Company, pursuant to the terms of the DARPA Contract, and shall, in accordance therewith, use commercially reasonable efforts to develop a suitable laser array in support of the Company in its development of a first generation System for drive current control coherent locking of diode laser arrays pursuant to the DARPA Contract. The specific tasks QPC will undertake are set forth on the QPC Statement of Work, attached hereto as Exhibit B (the "QPC Statement of Work"), and QPC will perform the services set forth there on the schedule stated there. The Company and QPC acknowledge that the DARPA Contract has a three year term, consisting of two 18 month phases, the first of which is approved and DARPA has an option on the second.

2. Payment Obligations of the Company, Limitations. The Company will pay QPC for its services on a cost plus fixed fee basis. QPC acknowledges that only 15% of the first phase of the DARPA Contract has been approved for funding. The budgeted payment amounts for the elements of the engagement are set forth on the QPC Statement of Work, together with a total for each phase. QPC will provide monthly statements showing actual costs incurred in rendering the contracted services. The Company will promptly submit payment requests pursuant to the incremental funding and payment provisions of Sections G-6 and G-7 of the DARPA Contract, but shall have no obligation to pay QPC any amounts until those amounts are paid to the Company by DARPA, at which time, the Company will pay QPC the amount owed within five business days of the Company's receipt of the funds. The Company will pay only for actual costs incurred plus a fixed fee, as approved by the Defense Contract Audit Agency ("DCAA"). Subject to the incremental payment terms of Section G-6 of the DARPA Contract, and revisions agreed to in writing by the President of the Company and QPC, the total amount for each phase of the DARPA contract set forth on the QPC Statement of Work reflects the maximum liability of the Company for incurred costs and fixed fee in that phase, and the Company shall have no other liability, including termination costs, in connection with the services provided; provided, that if, as a result of the Company's failure to make timely submissions or to administer the DARPA Contract diligently for purposes of receiving payment, QPC is not paid within a reasonable amount of time (in the context of a DARPA-funded project) for its work, QPC may, on not less than 30 days written notice and without liability, suspend work under the DARPA Contract, and if QPC is not paid within 60 days after the delivery of such notice, QPC may terminate this Agreement upon an additional 30 days notice without liability.

3. Compliance with DARPA Contract. QPC acknowledges that the services to be performed under this Agreement must be completed in conformance with the terms of the DARPA Agreement, and agree to comply with those terms. Specifically (without limitation) QPC agrees to maintain cost records suitable for audit by DCAA, and to support and cooperate with the Company's reasonable requests for information or records it needs to meets its obligations to comply with the reporting, packaging and marking, delivery, accounting, and other information gathering and delivery requirements of the DARPA Contract.

4. Intellectual Property Rights. Subject to the rights reserved to the United States government pursuant to the DARPA Contract, the Company and QPC shall retain all their existing intellectual property rights arising prior to any exchange of information in connection with the prospect of the collaboration addressed by this Agreement. In connection with the Company's engagement of QPC, each party hereby makes the following declarations, representations and warranties to the other:

(a) This engagement pursuant to this Agreement will not conflict with any obligations that a party has to any other entity, including any principal or contractor or former principal or contractor. Each party specifically warrants that it will not bring to this engagement any confidential or proprietary information belonging to any third party

in a manner that is inconsistent with the rights of that third party or the objectives of this Agreement.

(b) Each party acknowledges that new creations of value will be developed in the course of this engagement and each will learn information regarding the other that has commercial value to the other that the other wishes to keep confidential. This confidential information will consist of all intellectual properties, ideas, inventions, concepts, products, improvements, innovations, discoveries, developments, methods, formulas, techniques, software, know-how and writings, as well as market, customer and vendor information (any of which may be communicated in writing, orally or by access and observation) that may be useful to the disclosing party and is not generally available to the public (all of this information is referred to as "Confidential Information"). The Company and QPC agree that QPC's Confidential Information relates to its business and the laser array described in the QPC Statement of Work and that the Company's Confidential Information relates to its business and the System apart from the QPC laser array chip, cooling and mounting of the QPC laser array chip, and lenslet array described in the proposal and QPC Statement of Work. Other than as specifically set forth in this Agreement, each party's Confidential Information will be the sole property of that party, and each party agrees that it will not disclose any of the other's Confidential Information to any other person (except in performing the duties pursuant to this Agreement), and that each will otherwise hold all the Confidential Information in the strictest confidence and will not use it in any manner contrary to the interests of the other.

(c) Except as provided in paragraph 4(d) and (e) below, (i) any and all "Works and Property" (as such term is herein defined) realized solely by, or acquired by QPC in connection with or separate from the performance of this Agreement shall be the sole and exclusive property of QPC, and (ii) any and all Works and Property realized solely by, or acquired by the Company in connection with or separate from the performance of this Agreement shall be the sole and exclusive property of the Company. For purposes of this Agreement, the term "Works and Property" shall mean any and all works and property including, but not limited to, all intellectual properties, ideas, inventions, concepts, products, improvements, innovations, discoveries, developments, methods, formulas, techniques, software, know-how and writings made, conceived, reduced to practice, developed, written, or prepared by a party, whether or not patentable or copyrightable and whether made solely by that party or jointly with other third parties. Each party will promptly execute, acknowledge and deliver all applications, oaths, declarations and further documents and will provide such additional assistance as the other party or its counsel may deem necessary or desirable to evidence the creating party's title to such Works and Property. Each party also acknowledges and agrees that all of the other's data, designs, drawings, blue prints, tracings, sketches, plans, layouts, mask works, specifications, models, programs, cards, tapes, disks, printouts, writings, manuals, guides, notes and any and all other memoranda including, without limitation, any and all written information that may be, or has been, furnished to it by the other or which may be produced, prepared or designed for or on behalf of it by the other in connection with its duties hereunder shall be and remain the exclusive property of the furnishing party.

(d) Any and all Works and Property developed through joint efforts of both QPC and the Company in the course of performing their obligations under this Agreement regarding the laser array described in the QPC Statement of Work shall be presumed to have been developed solely by QPC and shall be owned solely by QPC consistent with subsection (c) above. In the event there is documented evidence of a fundamental technical breakthrough relating to a laser array by the Company without which QPC could not have created the laser array contemplated by this Agreement, QPC, at its option (which it may exercise in its sole discretion) shall either (i) provide the Company with the laser array component utilizing that fundamental breakthrough for a period of ten years following the completion of work under the DARPA Contract, on commercially reasonable terms that do not include a premium for the uniqueness of the component (but may provide for a commercially reasonable profit or return to QPC), in exchange for the Company's agreement to buy exclusively from QPC, or (ii) not provide the laser array component per item (i) and instead provide a ten-year, fully paid, non-exclusive license to the fundamental breakthrough technology (with the time period running from the completion of work under the DARPA Contract), which the Company may use only in the course of procuring phase-locking laser array devices from alternate sources. and not for sale on the open market and not for other types of laser arrays.

(e) Any and all Works and Property developed through joint efforts of both QPC and the Company in the course of performing their obligations under this Agreement regarding the optical component or electronic control component of the system described in the System statement of work attached to the DARPA Contract shall be presumed to have been developed solely by the Company and shall be owned solely by the Company consistent with subsection (c) above. In the event there is documented evidence of a fundamental technical breakthrough relating to the System apart from the laser array by the QPC without which the Company could not have created the System apart from the laser array contemplated by this Agreement, the Company, at its option (which it may exercise in its sole discretion), shall either (i) provide QPC with the component utilizing that fundamental breakthrough for a period of ten years following completion of work under the DARPA Contract, on commercially reasonable terms that do not include a premium for the uniqueness of the component (but may provide for a commercially reasonable profit or return to the Company), in exchange for QPC's agreement to buy exclusively from the Company, or (ii) not provide the component per item (i) and instead provide a ten-year, fully paid, non-exclusive license to the fundamental breakthrough technology (with the time period running from the completion of work under the DARPA Contract), which QPC may use only in the course of procuring optical or electronic controller devices from alternate sources and not for sale on the open market.

(f) Each party will be responsible to the other for the compliance with substantively equivalent confidentiality and assignment terms by any persons it employs or engages in the performance of its duties under this Agreement.

5. Certain Performance Agreements. The Company's engagement of QPC is for the development of a suitable laser array for the system under development. QPC

understands that the optical and electronic components of the project are being pursued by the Company in conjunction with other subcontractors and that testing and characterization involving the combined laser-optical-electronic performance of the system will be performed at a separate facility by the Company. When appropriate, representatives of QPC may be requested to, and will, subject to reasonable scheduling issues, collaborate in those testing and characterization activities.

6. General. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of California. This Agreement, with its Exhibits, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous representations and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties, including the President of the Company. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver, and any waiver by the Company shall be executed by the President of the Company. If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby and such remaining provisions of this Agreement shall remain in full force and effect. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Termination of this Agreement shall not affect the continuing obligations of the parties under Sections 4, or any other continuing obligations under this Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement of Collaboration as of the date first set forth above.

TELARIS, INC.	QUINTESSENCE PHOTONICS CORPORATION
By:____________________	By: [signature]
George Rakuljic, President	Jeffrey Ungar, President

Exhibit A

DARPA CONTRACT

Exhibit B

QPC STATEMENT OF WORK